Exhibit 10.10
CHAMPION ENTERPRISES, INC.
2005 EQUITY COMPENSATION AND INCENTIVE PLAN
(As Amended December 31, 2008)

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Table of Contents
(Continued)

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CHAMPION ENTERPRISES, INC.
2005 EQUITY COMPENSATION AND INCENTIVE PLAN
(Effective May 3, 2005
as Amended December 31, 2008)
I GENERAL PROVISIONS
     1.1 Establishment. On December 7, 2004, the Board of Directors (“Board”) of Champion Enterprises, Inc. (“Corporation”) adopted the Champion Enterprises, Inc. 2005 Equity Compensation and Incentive Plan (“Plan”), as an amendment and restatement of the 1995 Stock Option and Incentive Plan, as approved by shareholders at the Corporation’s Annual Meeting on May 3, 2005. On September 26, 2008, the Board approved amendments to the Plan, to be effective December 31, 2008.
     1.2 Purpose. The purpose of the Plan is to (a) promote the best interests of the Corporation and its shareholders by encouraging Employees, Non-Employee Directors, and Consultants of the Corporation and its Subsidiaries to acquire an ownership interest in the Corporation through the granting of stock-based Awards and Non-Employee Director Stock Retainers, thus identifying their interests with those of shareholders, and (b) enhance the ability of the Corporation to attract and retain qualified Employees, Non-Employee Directors and Consultants. It is the further purpose of the Plan to permit the granting of Awards that will constitute performance based compensation, as described in Code Section 162(m) and regulations promulgated thereunder.
     1.3 Definitions. As used in this Plan, the following terms have the meaning described below:
          (a) “Agreement” means the written document that sets forth the terms of a Participant’s Award.
          (b) “Annual Incentive Award” means an Award that is granted in accordance with Article VI of the Plan.
          (c) “Annual Meeting” means the Corporation’s annual meeting of shareholders.
          (d) “Award” means any form of Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Annual Incentive Award or other incentive award granted under the Plan.
          (e) “Board” means the Board of Directors of the Corporation.
          (f) “Change in Control”
          (i) In the context of Awards exempt from Code Section 409A means the occurrence of any of the following Change in Control events:

          (A) any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act), excluding for this purpose, the Corporation or any Subsidiary of the Corporation, or any employee benefit plan of the Corporation or any subsidiary of the Corporation, or any person or entity organized, appointed or established by the Corporation for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Corporation, which is or becomes the beneficial owner, directly or indirectly of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding securities; provided, however, that no Change in Control shall be deemed to have occurred (x) as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Corporation, or (y) if a person inadvertently acquires an ownership interest in more than 50% but then promptly reduces that ownership interest to 50% or less;
          (B) during any two (2) consecutive years (not including any period beginning prior to May 3, 2005), individuals who at the beginning of such two-year period constitute the Board and any new Director (except for a Director designated by a person who has entered into an agreement with the Corporation to effect a transaction described elsewhere in this definition of Change in Control), whose election by the Board or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved (such individuals and any such new Director, an “Incumbent Director” and, collectively, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest of solicitation, shall not be considered an Incumbent Director;
          (C) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (x) all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Corporation immediately prior to such Business Combination beneficially own, by reason of such ownership of the Corporation’s voting securities immediately before the Business Combination, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more Subsidiaries in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding voting securities of the corporation; (y) no person (excluding any company resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such company resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then combined voting power of the then outstanding voting securities of such company except to the extent that such ownership existed prior to the Business Combination; and (z) at least a majority of the members of the board of directors of the company resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;
          (D) the shareholders of the Corporation approve a complete liquidation or dissolution of the Corporation; or
          (E) any other event that the Board, in its sole discretion, shall determine constitutes a Change in Control.
          (ii) In the context of Awards not exempt from Code Section 409A, means the occurrence of any of the following Change in Control events:
          (A) If any one person, or more than one person acting as a group (as defined in Code Section 409A and IRS guidance issued thereunder), acquires ownership of Common Stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the Common Stock of the Corporation. However, if any one person or more than one person acting as a group, is considered to own more than fifty (50) percent of the total fair market value or total voting power of the Common Stock of the Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control, or to cause a Change in the Effective Control of the Corporation (within the meaning of Code Section 409A and IRS guidance issued thereunder). An increase in the percentage of Common Stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Corporation acquires its stock in exchange for property shall be treated as an acquisition of stock for purposes of this Section. This paragraph applies only when there is a transfer of stock of the Corporation (or issuance of stock of the Corporation), and stock in such Corporation remains outstanding after the transaction. This Subsection (A) shall constitute a “Change in Ownership” of the Corporation.

          (B) If a majority of members on the Corporation’s Board of Directors (the “Board”) is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s Board prior to the date of the appointment or election (provided that for purposes of this paragraph, the term Corporation refers solely to the “relevant” Corporation, as defined in Code Section 409A and IRS guidance issued thereunder), for which no other Corporation is a majority shareholder. The Subsections (B) shall constitute a “Change in Effective Control” of the Corporation.
          (C) If there is a change in the ownership of a substantial portion of the Corporation’s assets, which shall occur on the date that any one person, or more than one person acting as a group (within the meaning of Code Section 409A and IRS guidance issued thereunder) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. This Subsection (C) shall constitute a “Change in Ownership of a Substantial Portion of Assets” of the Corporation.
          (g) “Code” means the Internal Revenue Code of 1986, as amended.
          (h) “Committee” means the Compensation and Human Resources Committee of the Board.
          (i) “Common Stock” means shares of the Corporation’s authorized common stock.
          (j) “Consultant” means a consultant or advisor (other than as an Employee or member of the Board) to the Corporation or a Subsidiary; provided that such person (1) renders bona fide services that are not in connection with the offer and sale of the Corporation’s securities in a capital-raising transaction, and (2) does not promote or maintain a market for the Corporation’s securities.
          (k) “Corporation” means Champion Enterprises, Inc., a Michigan corporation.
          (l) “Deferred Stock Grant” means a Stock Retainer that a Non-Employee Director has elected to defer until Retirement, death, or other termination of services on the Board, whichever occurs first.
          (m) “Director” means an individual who has been elected or appointed to serve as a Director of the Corporation.

          (n) “Disability” means total and permanent disability, as defined in Code Section 22(e).
          (o) “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividend paid on one share of Common Stock for each share of Common Stock represented by an Award held by such Participant.
          (p) “Employee” means an individual who has an “employment relationship” with the Corporation or a Subsidiary, as defined in Treasury Regulation 1.421-7(h), and the term “employment” means employment with the Corporation, or a Subsidiary of the Corporation.
          (q) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and any successor thereto.
          (r) “Fair Market Value” means for purposes of determining the value of Common Stock on the Grant Date, the Stock Exchange closing price of the Corporation’s Common Stock for the Grant Date. In the event that there are no Common Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Common Stock transactions. Unless otherwise specified in the Plan, “Fair Market Value” for purposes of determining the value of Common Stock on the date of exercise means the Stock Exchange closing price of the Corporation’s Common Stock on the last date preceding the exercise on which there were Common Stock transactions.
          (s) “Grant Date” means the date on which the Committee authorizes an Award, or such later date as shall be designated by the Committee.
          (t) “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code.
          (u) “Non-Employee Director” means a member of the Corporation’s Board of Directors who is not an Employee.
          (v) “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.
          (w) “Option” means either an Incentive Stock Option or a Nonqualified Stock Option.
          (x) “Participant” means an Employee (including an Employee who is a Director), Non-Employee Director or Consultant who is designated by the Committee to participate in the Plan.
          (y) “Performance Award” means any Award of Performance Shares or Performance Units granted pursuant to Article V.

          (z) “Performance Measures” means the measures of performance of the Corporation and its Subsidiaries used to determine a Participant’s entitlement to an Award under the Plan. Performance Measures shall have the same meanings as used in the Corporation’s financial statements, or, if such terms are not used in the Corporation’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Corporation’s industry. Performance measures shall be calculated with respect to the Corporation and each Subsidiary consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, the Performance Measures shall be calculated in accordance with generally accepted accounting principles, but, unless otherwise determined by the Committee, prior to the accrual or payment of any Award under this Plan for the same performance period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the performance goals. Performance Measures shall be one or more of the following, or a combination of any of the following, as determined by the Committee:
•	earnings (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings, including each of the above on a per share and/or segment basis);

•	sales/net sales;

•	return on net sales (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, operating cash flow or cash earnings as a percentage of net sales);

•	sales growth;

•	cash flow;

•	operating cash flow;

•	inventory levels;

•	working capital;

•	market capitalization;

•	cash return on investment — CRI;

•	shareholder value;

•	return on equity;

•	return on investment;

•	return on assets/net assets;

•	stock trading multiples (as measured vs. investment, net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, cash earnings or operating cash flow);

•	stock price;

•	attainment of strategic or operational initiatives.
          (aa) “Performance Share” means any grant pursuant to Article V and Section 5(b)(i).
          (bb) “Performance Unit” means any grant pursuant to Article V and Section 5(b)(ii).
          (cc) “Plan” means the Champion Enterprises, Inc. 2005 Equity Compensation and Incentive Plan, the terms of which are set forth herein, and any amendments thereto.
          (dd) “Restriction Period” means the period of time during which a Participant’s Restricted Stock or Restricted Stock Unit is subject to restrictions and is nontransferable.
          (ee) “Restricted Stock” means Common Stock granted pursuant to Articles IV and VIII that is subject to a Restriction Period.
          (ff) “Restricted Stock Unit” means a right granted pursuant to Article IV to receive Restricted Stock or an equivalent value in cash.
          (gg) “Retirement” means termination of employment on or after the attainment of age 65.
          (hh) “Securities Act” means the Securities Act of 1933, as amended.
          (ii) “Stock Account” means the bookkeeping account established to record the Stock Retainer shares that each Non-Employee Director has elected to defer pursuant to Article VIII. The Stock Account shall be used solely for purposes of determining the number of shares to be paid to a Non-Employee Director under the Plan and shall not constitute or be treated as a trust fund of any kind.
          (jj) “Stock Appreciation Right” means the right to receive a cash or Common Stock payment from the Corporation, in accordance with Article III of the Plan.
          (kk) “Stock Exchange” means the principal national securities exchange on which the Common Stock is listed for trading, or, if the Common Stock is not listed for trading on a national securities exchange, such other recognized trading market or quotation system upon which the largest number of shares of Common Stock has been traded in the aggregate during the last 20 days before a Grant Date, or date on which an Option is exercised, whichever is applicable.
          (ll) “Stock Retainer” means the payment of Common Stock pursuant to Article VIII as the annual equity retainer for services as a Non-Employee Director.
          (mm) “Subsidiary” means a corporation or other entity defined in Code Section 424(f).
          (nn) “Substitute Awards” shall mean Awards granted or shares issued by the Corporation in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Corporation or any Subsidiary or with which the Corporation or any Subsidiary combines.
          (oo) “Tandem Stock Appreciation Right” means a Stock Appreciation Right granted in tandem with an Option.
          (pp) “Vested” means the extent to which an Award or Stock Retainer granted or issued hereunder has become exercisable or any applicable restriction period has terminated in accordance with the Plan and the terms of any respective Agreement pursuant to which such Award or Stock Retainer was granted or issued.
     1.4 Administration.
          (a) The Plan shall be administered by the Committee. At all times, it is intended that the Directors appointed to serve on the Committee shall be (i) “non-employee directors “ (within the meaning of Rule 16b-3 promulgated under the Exchange Act); (ii) “outside directors” (within the meaning of Code Section 162(m)); and (iii) “independent directors” for purposes of the rules and regulations of the Stock Exchange (if applicable). However, the fact that a Committee member shall fail to qualify under any of these requirements shall not invalidate any Award or Stock Retainer made by the Committee, if the Award or Stock Retainer is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time, at the discretion of the Board.
          (b) The Committee shall interpret the Plan, prescribe, amend, and rescind rules and regulations relating to the Plan, and make all other determinations necessary or advisable for its administration. The decision of the Committee on any question concerning the interpretation of the Plan or its administration with respect to any Award or Stock Retainer granted under the Plan shall be final and binding upon all Participants. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Stock Retainer hereunder.
          (c) In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, but, in the case of Awards designated as Awards under Code

Section 162(m), subject to the requirements of Code Section 162(m), the Committee shall have the full and final power and authority, in its discretion to:
          (i) amend, modify, extend, cancel or renew any Award or Stock Retainer, or to waive any restrictions or conditions applicable to any Award or Stock Retainer or any shares acquired pursuant thereto;
          (ii) accelerate, continue, extend or defer the exercisability or Vesting of any Award or Stock Retainer or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of employment with the Corporation;
          (iii) authorize, in conjunction with any applicable deferred compensation plan of the Corporation, that the receipt of cash or Common Stock subject to any Award under this Plan may be deferred under the terms and conditions of such deferred compensation plan;
          (iv) determine the terms and conditions of Awards and Stock Retainers granted to Non-Employee Directors; and
          (v) establish such other Awards, besides those specifically enumerated in the Plan, which the Committee determines are consistent with the Plan’s purposes.
          (d) To the extent permitted by applicable law, the Committee may delegate to the Chief Executive Officer of the Corporation the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify, waive rights with respect to, alter, discontinue or terminate any of the foregoing, held by Participants who are not officers or Directors of the Corporation for purposes of Section 16 of the Exchange Act.
     1.5 Participants. Participants in the Plan shall be such Employees (including Employees who are Directors), Non-Employee Directors and Consultants of the Corporation and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee may grant Awards to an individual upon the condition that the individual become an Employee of the Corporation or of a Subsidiary, provided that the Award shall be deemed to be granted only on the date that the individual becomes an Employee.
     1.6 Stock.
          (a) The Corporation has reserved 4,000,000 shares of the Corporation’s Common Stock for issuance pursuant to stock-based Awards (all of which may be granted as Incentive Stock Options) and Stock Retainers under the Plan. All provisions in this Section 1.6 shall be adjusted, as applicable, in accordance with Article X.

          (b) If any shares subject to an Award or Stock Retainer are forfeited, cancelled, expire or otherwise terminate without issuance of such shares, or any Award or Stock Retainer is settled for cash or otherwise does not result in the issuance of all or a portion of the shares subject to such Award, the shares shall, to the extent of such forfeiture, cancellation, expiration, termination, cash settlement or non-issuance, again be available for Awards and Stock Retainers under the Plan.
          (c) In the event that (i) any Option, other Award or Stock Retainer granted hereunder is exercised through the tendering of shares or by the withholding of shares by the Corporation, or (ii) withholding tax liabilities arising from such Option, other Award or Stock Retainer are satisfied by the tendering of shares or by the withholding of shares by the Corporation, then only the number of shares issued net of the shares tendered or withheld shall be counted for purposes of determining the maximum number of shares available for issuance under the Plan.
          (d) Substitute Awards shall not reduce the shares reserved for issuance under the Plan or authorized for grant to a Participant in any fiscal year. Additionally, in the event that a company acquired by the Corporation or any Subsidiary or with which the Corporation or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors or any Affiliate prior to such acquisition or combination.
     1.7 Repricing. Without the affirmative vote of holders of a majority of the shares of Common Stock cast in person or by proxy at a meeting of the shareholders of the Corporation at which a quorum representing a majority of all outstanding shares of Common Stock is present or represented by proxy, the Board shall not approve a program providing for either (a) the cancellation of outstanding Options and/or Stock Appreciation Rights and the grant in substitution therefore of any new Awards under the Plan having a lower exercise price, or (b) the amendment of outstanding Options and/or Stock Appreciation Rights to reduce the exercise price thereof. This paragraph shall not be construed to apply to “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code.
     1.8 Code Section 409A. Between May 3, 2005, and December 31, 2008, the Plan was administered in good faith compliance with Code Section 409A, taking into account the statutory language, legislative history and interim guidance issued by the Internal Revenue Service relating to Code Section 409A. It is intended that Awards granted under the Plan shall be exempt from or in compliance with Code Section 409A, and the provisions of the Plan are to be construed accordingly. However, unless specified otherwise herein, in no event shall the Corporation or a Subsidiary be responsible for any tax or penalty owed by a Participant or Beneficiary with regard to Award payments. Notwithstanding anything in the Plan to the contrary, all or part of an Award payment to a Participant who is determined to constitute a Code Section 409A “Specified Employee” at the time of separation from service, shall be delayed (if then required) under Code Section 409A, and paid in an aggregated lump sum on the first day of the seventh month following the Participant’s separation from service, or the date of the Participant’s death, if earlier. Any remaining payments shall be paid on their regularly scheduled payment dates.
II STOCK OPTIONS
          2.1 Grant of Options. The Committee, at any time and from time to time, subject to the terms and conditions of the Plan, may grant Options to such Participants and for such number of shares of Common Stock as it shall designate. Any Participant may hold more than one Option under the Plan and any other plan of the Corporation or Subsidiary. The Committee shall determine the general terms and conditions of exercise which shall be set forth in a Participant’s Agreement. No Option granted hereunder may be exercised after the tenth anniversary of the Grant Date. The Committee may designate any Option granted as either an Incentive Stock Option or a Nonqualified Stock Option, or the Committee may designate a portion of an Option as an Incentive Stock Option or a Nonqualified Stock Option. At the discretion of the Committee, an Option may be granted in tandem with a Stock Appreciation Right. Unless otherwise provided in a Participant’s Agreement, Options are intended to satisfy the requirements of Code Section 162(m) and the regulations promulgated thereunder, to the extent applicable.
          2.2 Incentive Stock Options. Any Option intended to constitute an Incentive Stock Option shall comply with the requirements of this Section 2.2. An Incentive Stock Option only may be granted to an Employee. No Incentive Stock Option shall be granted with an exercise price below the Fair Market Value of Common Stock on the Grant Date nor with an exercise term that extends beyond ten (10) years from the Grant Date. An Incentive Stock Option shall not be granted to any Participant who owns (within the meaning of Code Section 424(d)) stock of the Corporation or any Subsidiary possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or a Subsidiary unless, at the Grant Date, the exercise price for the Option is at least 110% of the Fair Market Value of the shares subject to the Option and the Option, by its terms, is not exercisable more than five (5) years after the Grant Date. The aggregate Fair Market Value of the underlying Common Stock (determined at the Grant Date) as to which Incentive Stock Options granted under the Plan (including a plan of a Subsidiary) may first be exercised by a Participant in any one calendar year shall not exceed $100,000. To the extent that an Option intended to constitute an Incentive Stock Option shall violate the foregoing $100,000 limitation (or any other limitation set forth in Code Section 422), the portion of the Option that exceeds the $100,000 limitation (or violates any other Code Section 422 limitation) shall be deemed to constitute a Nonqualified Stock Option.

     2.3 Option Price. The Committee shall determine the per share exercise price for each Option granted under the Plan. No Option shall have an exercise price below 100% of the Fair Market Value of Common Stock on the Grant Date.
     2.4 Payment for Option Shares.
          (a) The purchase price for shares of Common Stock to be acquired upon exercise of an Option granted hereunder shall be paid in full in cash or by personal check, bank draft or money order at the time of exercise; provided, however, that in lieu of such form of payment, unless otherwise provided in a Participant’s Agreement, payment may be made by (i) delivery to the Corporation of outstanding shares of Common Stock on such terms and conditions as may be specified in the Participant’s Agreement; (ii) by delivery to the Corporation of a properly executed exercise notice, acceptable to the Corporation, together with irrevocable instructions to the Participant’s broker to deliver to the Corporation sufficient cash to pay the exercise price and any applicable income and employment withholding taxes, in accordance with a written agreement between the Corporation and the brokerage firm; (iii) delivery of other consideration approved by the Committee having a Fair Market Value on the exercise date equal to the total purchase price; (iv) other means determined by the Committee; or (v) any combination of the foregoing. Shares of Common Stock surrendered upon exercise shall be valued at the Stock Exchange closing price for the Corporation’s Common Stock on the day prior to exercise, and the certificate(s) for such shares, duly endorsed for transfer or accompanied by appropriate stock powers, shall be surrendered to the Corporation.
          (b) Notwithstanding the foregoing, an Option may not be exercised by delivery to or withholding by the Corporation of shares of Common Stock to the extent that such delivery or withholding (i) would constitute a violation of the provisions of any law or regulation (including the Sarbanes-Oxley Act of 2002), or (ii) if there is a substantial likelihood that the use of such form of payment would result in adverse accounting treatment to the Corporation under generally accepted accounting principles. Until a Participant has been issued a certificate or certificates for the shares of Common Stock so purchased, he or she shall possess no rights as a record holder with respect to any such shares.
III STOCK APPRECIATION RIGHTS
     3.1 Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted, held and exercised in such form and upon such general terms and conditions as determined by the Committee on an individual basis. A Stock Appreciation Right may be granted to a Participant with respect to such number of shares of Common Stock of the Corporation as the Committee may determine. A Stock Appreciation Right may be granted on a stand-alone basis or as a Tandem Stock Appreciation Right. If granted as a Tandem Stock Appreciation Right, the number of shares covered by the Stock Appreciation Right shall not exceed the number of shares of stock which the Participant could purchase upon the exercise of the related Option. Unless otherwise provided in a Participant’s Agreement, Stock Appreciation Rights are intended to satisfy the requirements of Code Section 162(m) and the regulations promulgated thereunder, to the extent applicable. No Stock Appreciation Right shall be granted with an exercise term that extends beyond ten (10) years from the Grant Date.
     3.2 Exercise Price. The Committee shall determine the per share exercise price for each Stock Appreciation Right granted under the Plan; provided, however, that (a) the exercise price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the shares of Common Stock covered by the Stock Appreciation Right on the Grant Date; and (b) the per share exercise price subject to a Tandem Stock Appreciation Right shall be the per share exercise price under the related Option.
     3.3 Exercise of Stock Appreciation Rights. A Stock Appreciation Right shall be deemed exercised upon receipt by the Corporation of written notice of exercise from the Participant. A Tandem Stock Appreciation Right shall be exercisable only at such times and in such amounts as the related Option may be exercised. Upon the exercise of a Tandem Stock Appreciation Right with respect to some or all of the shares subject to such Stock Appreciation Right, the related Option shall be cancelled automatically as to the number of shares with respect to which the Tandem Stock Appreciation Right was exercised. Upon the exercise of an Option related to a Tandem Stock Appreciation Right as to some or all of the shares subject to such Option, the related Tandem Stock Appreciation Right shall be cancelled automatically as to the number of shares with respect to which the related Option was exercised. The Committee, in a Participant’s Agreement, shall specify whether payment upon exercise of a Stock Appreciation Right shall be made in cash, shares of Common Stock or other property, or any combination thereof.
     3.4 Stock Appreciation Right Entitlement.
          (a) Upon exercise of a stand-alone Stock Appreciation Right, a Participant shall be entitled to payment from the Corporation, in cash, shares, or partly in each (as determined by the Committee in accordance with any applicable terms of the Agreement), of an amount equal to the difference between (i) the aggregate Fair Market Value on the exercise date for the specified number of shares being exercised, and (ii) the aggregate exercise price for the specified number of shares being exercised.
          (b) If the Stock Appreciation Right is granted in tandem with a Option, the payment shall be equal to the difference between (i) the Fair Market Value of the number of shares subject to the Stock Appreciation Right on the exercise date, and (ii) the Option price of the associated Option multiplied by the number of shares available under the Option.
     3.5 Maximum Stock Appreciation Right Amount Per Share. The Committee may, at its sole discretion, establish (at the time of grant) a maximum amount per share which shall be payable upon the exercise of a Stock Appreciation Right, expressed as a dollar amount or as a percentage or multiple of the Option price of a related Option.

IV RESTRICTED STOCK AND UNITS
     4.1 Grant of Restricted Stock and Restricted Stock Units. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant shares of Restricted Stock and Restricted Stock Units under the Plan to such Participants and in such amounts as it shall determine.
     4.2 Restricted Stock Agreement. Each grant of Restricted Stock or Restricted Stock Units shall be evidenced by an Agreement that shall specify the terms of the restrictions, including the Restriction Period, or periods, the number of Common Stock shares subject to the grant, or units, the purchase price for the shares of Restricted Stock, if any, the form of consideration that may be used to pay the purchase price of the Restricted Stock, including those specified in Section 2.4, and such other general terms and conditions, including performance goals, as the Committee shall determine.
     4.3 Transferability. Except as provided in this Article IV and Section 11.3 of the Plan, the shares of Common Stock subject to an Award of Restricted Stock or Restricted Stock Units granted hereunder may not be transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Restriction Period or for such period of time as shall be established by the Committee and specified in the applicable Agreement, or upon the earlier satisfaction of other conditions as specified by the Committee in its sole discretion and as set forth in the applicable Agreement.
     4.4 Other Restrictions. The Committee shall impose such other restrictions on any shares of Common Stock subject to an Award of Restricted Stock Award or Restricted Stock Units under the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or State securities laws, and the issuance of a legended certificate of Common Stock representing such shares to give appropriate notice of such restrictions. The Committee shall have the discretion to waive the applicable Restriction Period with respect to all or any part of the Common Stock subject to an Award of Restricted Stock or Restricted Stock Units that has not been granted under Code Section 162(m).
     4.5 Voting Rights. During the Restriction Period, Participants holding shares of Common Stock subject to a Restricted Stock Award may exercise full voting rights with respect to the Restricted Stock.
     4.6 Dividends and Dividend Equivalents.
          (a) Except as set forth below or in a Participant’s Agreement, during the Restriction Period, a Participant shall be entitled to receive all dividends and other distributions paid with respect to shares of Common Stock subject to an Award of Restricted Stock. If any dividends or distributions are paid in shares of Common Stock during the Restriction Period applicable to an Award of Restricted Stock, the dividend or other distribution shares shall be subject to the same restrictions on transferability as the shares of Common Stock with respect to which they were paid.

          (b) The Committee, in its discretion, may provide in the Agreement evidencing any Restricted Stock Unit that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Common Stock having a record date prior to the date on which Restricted Stock Units held by such Participant are settled. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Common Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (i) the amount of cash dividends paid on such date with respect to the number of shares of Common Stock represented by the Restricted Stock Units previously credited to the Participant, by (ii) the Fair Market Value per share of Common Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the Restricted Stock Unit. In the event of a dividend or distribution paid in shares of Common Stock or any other adjustment made upon a change in the capital structure of the Corporation as described in Article 10, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Common Stock issuable upon settlement of the Restricted Stock Unit, and all such new, substituted or additional securities or other property shall be immediately subject to the same restrictions as are applicable to the Restricted Stock Unit.
     4.7 Settlement of Restricted Stock Units. If a Restricted Stock Unit is payable in Common Stock, the Corporation shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Vest or on such other date determined by the Committee, in its discretion, and set forth in the Agreement, one (1) share of Common Stock and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 10.1 for each Restricted Stock Unit then becoming Vested or otherwise to be settled on such date, subject to the withholding of applicable taxes.
V PERFORMANCE AWARDS
     5.1 Grant of Performance Awards. The Committee, at its discretion, may grant Performance Awards to Participants and may determine, on an individual or group basis, the performance goals to be attained pursuant to each Performance Award.
     5.2 Terms of Performance Awards.
          (a) Performance Awards shall consist of rights to receive cash, Common Stock, other property or a combination of each, if designated performance goals are achieved. The terms of a Participant’s Performance Award shall be set forth in a Participant’s individual Agreement. Each Agreement shall specify the performance goals, which may include the Performance Measures, applicable to a particular Participant or group of Participants, the period over which the targeted goals are to be attained, the payment schedule if the goals are attained, and any other general terms as the Committee shall determine and conditions applicable to an individual Performance Award. The Committee, at its discretion, may waive all or part of the conditions, goals and restrictions applicable to the receipt of full or partial payment of a Performance Award that has not been granted pursuant to Code Section 162(m).
          (b) Performance Awards may be granted as Performance Shares or Performance Units, at the discretion of the Committee.
          (i) In the case of Performance Shares, the Participant shall receive a legended certificate of Common Stock, restricted from transfer prior to the satisfaction of the designated performance goals and restrictions, as determined by the Committee and specified in the Participant’s Agreement. Prior to satisfaction of the performance goals and restrictions, the Participant shall be entitled to vote the Performance Shares. Further, any dividends paid on such shares during the performance period automatically shall be reinvested on behalf of the Participant in additional Performance Shares under the Plan, and such additional shares shall be subject to the same performance goals and restrictions as the other shares under the Performance Share Award.
          (ii) In the case of Performance Units, the Participant shall receive an Agreement from the Committee that specifies the performance goals and restrictions that must be satisfied before the Corporation shall issue the payment, which may be cash, a designated number of             shares of Common Stock, other property or a combination thereof.
          (iii) Payment of a Performance Award shall be made following a determination by the Committee that the performance targets were attained and shall be paid within 2 1/2 months after the end of the calendar year in which the performance goals were satisfied.
VI ANNUAL INCENTIVE AWARDS
     6.1 Grant of Annual Incentive Awards.
          (a) The Committee, at its discretion, may grant Annual Incentive Awards to such Participants as it may designate from time to time. The terms of a Participant’s Annual Incentive Award shall be set forth in the Participant’s individual Agreement. Each Agreement shall specify such general terms and conditions as the Committee shall determine.
          (b) The determination of Annual Incentive Awards for a given year may be based upon the attainment of specified levels of Corporation or Subsidiary performance as measured by pre-established, objective performance criteria determined at the discretion of the Committee, including any or all of the Performance Measures.
          (c) The Committee shall (i) select those Participants who shall be eligible to receive an Annual Incentive Award, (ii) determine the performance period,

(iii) determine target levels of performance, and (iv) determine the level of Annual Incentive Award to be paid to each selected Participant upon the achievement of each performance level. The Committee generally shall make the foregoing determinations prior to the commencement of services to which an Annual Incentive Award relates (or within the permissible time-period established under Code Section 162(m)), to the extent applicable, and while the outcome of the performance goals and targets is uncertain.
     6.2 Payment of Annual Incentive Awards.
          (a) Annual Incentive Awards shall be paid in cash, shares of Common Stock or other property, at the discretion of the Committee. Payments shall be made within thirty (30) days following (i) a determination by the Committee that the performance targets were attained, but not later than 2 1/2 months after the end of the calendar year in which the performance targets were attained, and (ii) a determination by the Committee that the amount of an Annual Incentive Award shall not be decreased in light of pay practices of competitors, or performance of the Corporation, a Subsidiary or a Participant relative to the performance of competitors, or performance with respect to the Corporation’s strategic business goals.
          (b) The amount of an Annual Incentive Award to be paid upon the attainment of each targeted level of performance shall equal a percentage of a Participant’s base salary for the fiscal year, a fixed dollar amount, or such other formula, as determined by the Committee.
VII CODE SECTION 162(m) PERFORMANCE MEASURE AWARDS
     7.1 Awards Granted Under Code Section 162(m). The Committee, at its discretion, may designate that a Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit or Annual Incentive Award shall be granted pursuant to Code Section 162(m). Such an Award must comply with the following additional requirements, which shall control over any other provision that pertains to such Award under Articles IV, V and VI.
          (a) Each Code Section 162(m) Award shall be based upon the attainment of specified levels of pre-established, objective Performance Measures that are intended to satisfy the performance based compensation requirements of Code Section 162(m) and the regulations promulgated thereunder. Further, at the discretion of the Committee, an Award also may be subject to goals and restrictions in addition to the Performance Measures.
          (b) For each Code Section 162(m) Award, the Committee shall (i) select the Participant who shall be eligible to receive a Code Section 162(m) Award, (ii) determine the applicable performance period, (iii) determine the target levels of the Corporation or Subsidiary Performance Measures, and (iv) determine the number of shares of Common Stock or cash or other property (or combination thereof) subject to an Award to be paid to each selected Participant. The Committee shall make the foregoing determinations prior to the commencement of services to which an Award relates (or within the permissible time period established under Code Section 162(m)) and while the outcome of the performance goals and targets is uncertain.
     7.2 Attainment of Code Section 162 Goals.
          (a) After each performance period, the Committee shall certify, in writing: (i) if the Corporation has attained the performance targets, and (ii) the number of shares pursuant to the Award that are to become freely transferable, if applicable, or the cash or other property payable under the Award. The Committee shall have no discretion to waive all or part of the conditions, goals and restrictions applicable to the receipt of full or partial payment of an Award except in the case of the death or Disability of a Participant.
          (b) Notwithstanding the foregoing, the Committee may, in its discretion, reduce any Award based on such factors as may be determined by the Committee, including, without limitation, a determination by the Committee that such a reduction is appropriate in light of pay practices of competitors, or the performance of the Corporation, a Subsidiary or a Participant relative to the performance of competitors, or performance with respect to the Corporation’s strategic business goals.
     7.3 Individual Participant Limitations. Subject to adjustment as provided in Section 10.1, no Participant in any one fiscal year of the Corporation may be granted (a) Options or Stock Appreciation Rights with respect to more than 750,000 shares of Common Stock; (b) Restricted Stock or Restricted Stock Units that are denominated in shares of Common Stock with respect to more than 250,000 shares; (c) Performance Awards that are denominated in shares of Common Stock with respect to more than 250,000 shares; and (d) an Annual Incentive Award denominated in shares of Common Stock with respect to more than 250,000 shares. The maximum dollar value payable to any Participant in any one fiscal year of the Corporation with respect to Restricted Stock Units, Performance Awards or Annual Incentive Awards that are valued in property other than Common Stock is the lesser of $5,000,000 or five times the Participant’s base salary for the fiscal year. If an Award is cancelled, the cancelled Award shall continue to be counted towards the applicable limitations.
VIII NON-EMPLOYEE DIRECTOR STOCK RETAINERS
     8.1 In General. In addition to eligibility for certain other Awards under the Plan, Non-Employee Directors shall receive the following stock compensation.
     8.2 Stock Retainers. Effective after the 2005 Annual Meeting of the Corporation’s shareholders, Stock Retainers shall be granted under the Plan to any Non-Employee Director who is first appointed or elected to the Board following the 2005 Annual Meeting.
          (a) Except as provided in paragraph (b) of this Section 8.2, effective on the date of the 2006 Annual Meeting and on each Annual Meeting date thereafter through and including the Annual Meeting date for the year 2014, each individual elected or reelected as a Non-Employee Director at an Annual Meeting shall be paid a Stock

Retainer consisting of 7,000 shares of Restricted Stock for his or her services as a Non-Employee Director until the next Annual Meeting. Any Non-Employee Director who is appointed to serve (i) as the chairperson of a Board committee during such year shall receive an additional 1,050 shares of Common Stock (subject to the election in Section 8.3 below), or (ii) as the Chairman of the Board of Directors during such year shall receive an additional 1,000 shares of Common Stock (subject to the election in Section 8.3 below).
          (b) Any new Non-Employee Director who is appointed by the Board to fill a vacancy on the Board or who becomes a committee chairperson prior to any such Annual Meeting shall receive a Stock Retainer consisting of a prorated number of shares of Restricted Stock for such interim term (subject to the election in Section 8.3 below).
          (c) The Restriction Period for Restricted Stock granted pursuant to a Stock Retainer shall lapse on 50% of the shares upon a Non-Employee Director’s completion of six (6) months of service on the Board following the grant of the Stock Retainer, and shall lapse on 100% of the shares upon a Non-Employee Director’s completion of one (1) year of service on the Board following the grant of the Stock Retainer. A Non-Employee Director who terminates his or her services on the Board prior to the lapse of such restrictions shall forfeit the Restricted Stock still subject to a Restriction Period as of the date of his or her termination of Board services. Except as permitted under Section 11.3, shares that are subject to a Restriction Period may not be transferred, pledged, assigned or otherwise alienated or hypothecated until the restrictions have lapsed. Prior to the lapse of restrictions, a Non-Employee Director holding Restricted Stock granted hereunder may exercise full voting rights with respect to the Restricted Stock. Also during the Restriction Period, a Director shall be entitled to receive all dividends and other distributions paid with respect to the Restricted Stock. If any dividends or distributions are paid in shares of Common Stock during the Restriction Period, the dividend or other distribution shares shall be subject to the same restrictions on transferability as the Restricted Stock with respect to which they were paid. In the event of a Change in Control, any remaining restrictions on an outstanding Stock Retainer Award automatically shall lapse.
          (d) A Non-Employee Director who is appointed by the Board to fill a new position or to assume new responsibilities not included within the then existing committee structure and responsibilities shall be eligible to receive further Stock Retainers as may be determined by the Board.
     8.3 Stock Retainer Election. Within thirty (30) days following the date on which a Non-Employee Director is first elected or appointed to the Board, the Non-Employee Director may submit an irrevocable written election form requesting that his or her initial Stock Retainer be paid in the form of a Deferred Stock Grant. For each subsequent year, a Non-Employee Director may submit an election form prior to the end of the calendar year immediately preceding the Annual Meeting to which the election relates. Pursuant to the election form, each Non-Employee Director may elect to receive his or her Stock Retainer in the form of a Deferred Stock Grant, to be paid in the form of shares of the Common Stock within sixty (60) days following the first to occur of the Non-Employee Director’s Retirement, death or termination of services on the Board.
     8.4 Deferred Stock Grant. A Non-Employee Director who elects to receive his or her Stock Retainer in the form of a Deferred Stock Grant shall have such Deferred Stock Grant allocated to the Non-Employee Director’s Stock Account, a bookkeeping account in the name of the Non-Employee Director, which shall be adjusted in accordance with Section 10.1 for certain corporate events, including stock splits, subdivisions, combinations or reclassifications of Common Stock, and increased from time to time by dividends on the hypothetical shares held in the Stock Account. For such purposes, at the time cash or stock dividends are declared by the Corporation, each Stock Account shall be increased by the number of shares that corresponds to the cash or stock dividend amount that would have been payable on the number of hypothetical shares held in the bookkeeping account had such shares been outstanding at the time the dividend was declared. Stock Account shares shall be subject to the same restrictions as are applicable to Restricted Stock granted pursuant to a Stock Retainer. Restrictions on Stock Account shares shall lapse on 50% of each Deferred Stock Grant upon a Non-Employee Director’s completion of six (6) months of service on the Board following the grant of the Deferred Stock Grant and shall lapse on 100% of the Deferred Stock Grant upon a Non-Employee Director’s completion of one (1) year of service on the Board following the date of the Deferred Stock Grant. In the event of a Change in Control, all remaining restrictions on an outstanding Deferred Stock Grant automatically shall lapse. A Non-Employee Director who terminates his or her services on the Board prior to the lapse of such restrictions shall forfeit the Deferred Stock Grant shares for which the restrictions have not lapsed, as of the date on which his or her Board services are terminated. Except as permitted under Section 11.3, Deferred Stock Grant shares may not be transferred, pledged, assigned or otherwise alienated or hypothecated until the restrictions have lapsed.
IX TERMINATION OF EMPLOYMENT OR SERVICES
     9.1 Options and Stock Appreciation Rights.
          (a) If, prior to the date that an Option or Stock Appreciation Right first becomes Vested, a Participant terminates employment or services for any reason, the Participant’s right to exercise the Option or Stock Appreciation Right shall terminate and all rights thereunder shall cease, unless provided otherwise in a Participant’s Agreement.
          (b) If, on or after the date that an Option or Stock Appreciation Right first becomes Vested, a Participant terminates employment or services for any reason other than death or Disability, the Participant shall have the right, within the earlier of (i) the expiration of the Option or Stock Appreciation Right, and (ii) three (3) months after termination of employment or services, as applicable, to exercise the Option or Stock Appreciation Right to the extent that it was exercisable and unexercised on the date of the Participant’s termination of employment or services, subject to any other limitation on the exercise of the Option or Stock Appreciation Right in effect on the date of exercise. The

Committee may designate in a Participant’s Agreement that an Option or Stock Appreciation Right shall terminate at an earlier or later time than set forth above.
          (c) If, on or after the date that an Option or Stock Appreciation Right first becomes Vested, a Participant terminates employment or services due to death while an Option or Stock Appreciation Right is still exercisable, the person or persons to whom the Option or Stock Appreciation Right shall have been transferred by will or the laws of descent and distribution, shall have the right within the exercise period specified in the Participant’s Agreement to exercise the Option or Stock Appreciation Right to the extent that it was exercisable and unexercised on the Participant’s date of death, subject to any other limitation on exercise in effect on the date of exercise. Provided, however, that the beneficial tax treatment of an Incentive Stock Option may be forfeited if the Option is exercised more than one (1) year after a Participant’s date of death.
          (d) If, on or after the date that an Option or Stock Appreciation Right first becomes Vested, a Participant terminates employment or services due to Disability, the Participant shall have the right, within the exercise period specified in the Participant’s Agreement, to exercise the Option or Stock Appreciation Right to the extent that it was exercisable and unexercised on the date of the Participant’s termination of employment or services due to Disability, subject to any other limitation on the exercise of the Option or Stock Appreciation Right in effect on the date of exercise. If the Participant dies after termination of employment or services, as applicable, while the Option or Stock Appreciation Right is still exercisable, the Option or Stock Appreciation Right shall be exercisable in accordance with the terms of paragraph (c), above.
          (e) The Committee, at the time of a Participant’s termination of employment or services, may accelerate a Participant’s right to exercise an Option or extend the exercise period of an Option or Stock Appreciation Right (subject to Code Section 409A), but in no event past the tenth anniversary of the Grant Date; provided, however, that the extension of the exercise period for an Incentive Stock Option may cause such Option to forfeit its preferential tax treatment.
          (f) Shares subject to Options and Stock Appreciation Rights that are not exercised in accordance with the provisions of (a) through (e) above shall expire and be forfeited by the Participant as of their expiration date and shall become available for new Awards under the Plan as of such date.
     9.2 Restricted Stock and Restricted Stock Units. If a Participant terminates employment for any reason, the Participant’s right to shares of Common Stock subject to a Restricted Stock or Restricted Stock Unit Award that are still subject to a Restriction Period automatically shall terminate and be forfeited by the Participant (or, if the Participant was required to pay a purchase price for the Restricted Stock, other than for the performance of services, the Corporation shall have the option to repurchase any shares acquired by the Participant which are still subject to the Restriction Period for the purchase price paid by the Participant) and, subject to Section 1.6, said shares shall be available for new Awards or Stock Retainers under the Plan as of such termination date. Provided, however, that the Committee, in its sole discretion, may provide in a

Participant’s Agreement or otherwise for the continuation of a Restricted Stock Award or Restricted Stock Unit after a Participant terminates employment or services or may waive or change the remaining restrictions or add additional restrictions, as it deems appropriate. The Committee shall not waive any restrictions on a Code Section 162(m) Restricted Stock or Restricted Stock Unit Award, but the Committee may provide in a Participant’s Code Section 162(m) Restricted Stock or Restricted Stock Unit Agreement or otherwise that prior to the termination of the Restriction Period, the performance goals and restrictions shall be deemed to have been satisfied on terms determined by the Committee, upon the Employee’s termination of employment due to (a) death, (b) Disability, or (c) for Awards with performance periods commencing before January 1, 2009, involuntary termination by the Corporation without cause (as determined by the Committee).
     9.3 Performance Awards. Performance Awards shall expire and be forfeited by a Participant upon the Participant’s termination of employment or services for any reason, and, subject to Section 1.6, shall be available for new Awards or Stock Retainers under the Plan as of such termination date. Provided, however, that the Committee, in its discretion, may provide in a Participant’s Agreement or otherwise for the continuation of a Performance Award after a Participant terminates employment or services or may waive or change all or part of the conditions, goals and restrictions applicable to such Performance Award. Notwithstanding the foregoing, the Committee shall not waive any restrictions on a Code Section 162(m) Performance Award, but the Committee may provide in an Employee’s Code Section 162(m) Performance Share Agreement or otherwise that prior to the attainment of the associated performance goals and restrictions, the performance goals and restrictions shall be deemed to have been satisfied on the terms determined by the Committee, upon the Employee’s termination of employment due to (a) death; (b) Disability; or (c) for Awards with performance periods commencing before January 1, 2009, involuntary termination by the Corporation without cause (as determined by the Committee).
     9.4 Annual Incentive Awards.
          (a) A Participant who has been granted an Annual Incentive Award and terminates employment or services due to Retirement, Disability or death prior to the end of the Corporation’s fiscal year shall be entitled to a pro-rated payment of the Annual Incentive Award, based on the number of full months of employment or services, as applicable during the fiscal year. Any such prorated Annual Incentive Award shall be paid at the same time as regular Annual Incentive Awards and, in the event of the Participant’s death, to the Participant’s designated beneficiary.
          (b) Except as otherwise determined by the Committee in its discretion, a Participant who has been granted an Annual Incentive Award and resigns or is terminated for any reason (other than Retirement, Disability or death), before the end of the Corporation’s fiscal year for which the Annual Incentive Award is to be paid, shall forfeit the right to the Annual Incentive Award payment for that fiscal year.

     9.5 Stock Retainers. If a Non-Employee Director terminates services on the Board for any reason other than a Change in Control of the Corporation, the Non-Employee Director’s Restricted Stock and Stock Account shares still subject to restrictions automatically shall be forfeited by the Non-Employee Director and, subject to Section 1.6, shall be available for new Awards or Stock Retainers under the Plan as of such termination date. Provided, however, that the Committee, in its sole discretion, may waive the restrictions remaining on any or all Restricted Stock and Stock Account shares and add such new restrictions to Restricted Stock and Stock Account shares as it deems appropriate.
     9.6 Other Provisions. The transfer of an Employee from one corporation to another among the Corporation and any of its Subsidiaries, or a leave of absence under the leave policy of the Corporation or any of its Subsidiaries shall not be a termination of employment for purposes of the Plan, unless a provision to the contrary is expressly stated by the Committee in a Participant’s Agreement issued under the Plan. For purposes of Code Section 409A, a leave of absence shall not be considered a termination of employment if the leave duration either is six (6) months or less (up to twenty-nine (29) months for disability) or reemployment upon expiration of such leave is guaranteed by statute or contract.
X ADJUSTMENTS AND CHANGE IN CONTROL
     10.1 Adjustments. In the event of a merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Common Stock or the value thereof, such adjustments and other substitutions shall be made to the Plan and Awards and Stock Retainers as the Committee, in its sole discretion, deems equitable or appropriate, including adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards and Stock Retainers granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company, as the Committee may determine to be appropriate in its sole discretion).
     10.2 Change in Control.
          (a) Notwithstanding anything contained herein to the contrary, the Committee, in its discretion, may provide in a Participant’s Agreement or otherwise that upon a Change in Control, or such other events as determined by the Committee, any or all of the following shall occur: (i) any outstanding Option or Stock Appreciation Right granted hereunder immediately shall become fully Vested and exercisable, regardless of any installment provision applicable to such Option or Stock Appreciation Right; (ii) the remaining Restriction Period on any Shares of Common Stock subject to a Restricted Stock or Restricted Stock Unit Award granted hereunder immediately shall lapse and the shares shall become fully transferable, subject to any applicable Federal or State securities laws; (iii) all performance goals and conditions shall be deemed to have been satisfied and all restrictions shall lapse on any outstanding Performance Awards, which immediately shall become payable (either in full or pro-rata based on the portion of the applicable performance period completed as of the Change in Control); (iv) all performance targets and performance levels shall be deemed to have been satisfied for any outstanding Annual Incentive Awards, which immediately shall become payable (either in full or pro-rata based on the portion of the applicable performance period completed as of the Change in Control); or (v) such other treatment as the Committee may determine.
          (b) The Committee may, in its sole discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Option or Stock Appreciation Right outstanding immediately prior to the Change in Control shall be cancelled in exchange for a payment with respect to each Vested share of Common Stock subject to such cancelled Option or Stock Appreciation Right in (i) cash, (ii) stock of the Corporation or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the excess of the Fair Market Value of the consideration to be paid per share of Common Stock in the Change in Control over the exercise price per share under such Option or Stock Appreciation Right (the “Spread”). In the event such determination is made by the Committee, the Spread (reduced by applicable withholding taxes, if any) shall be paid to Participants in respect of their cancelled Options and Stock Appreciation Rights as soon as practicable following the date of the Change in Control.
          (c) Notwithstanding the foregoing, the Committee, in its discretion, may provide in a Participant’s Agreement or otherwise that, if in the event of a Change in Control the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit payable in shares of Common Stock, Performance Award payable in shares of Common Stock or Annual Incentive Award payable in shares of Common Stock, then each such outstanding Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Annual Incentive Award shall not be accelerated as described in Section 10.2(a). For the purposes of this Section 10.2(c), such an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Annual Incentive Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each share of Common Stock subject to such Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Annual Incentive Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of shares of Common Stock for each share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of such Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or

Annual Incentive Award, for each share of Common Stock subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of shares of Common Stock in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.
XI MISCELLANEOUS
     11.1 Partial Exercise/Fractional Shares. The Committee may permit, and shall establish procedures for, the partial exercise of Options and Stock Appreciation Rights granted under the Plan. No fractional shares shall be issued in connection with the exercise of a Stock Appreciation Right or payment of a Performance Award, Restricted Stock Award, Restricted Stock Unit, Annual Incentive Award or Stock Retainer; instead, the Fair Market Value of the fractional shares shall be paid in cash, or at the discretion of the Committee, the number of shares shall be rounded down to the nearest whole number of shares and any fractional shares shall be disregarded.
     11.2 Rights Prior to Issuance of Shares. No Participant shall have any rights as a shareholder with respect to shares covered by an Award until the issuance of a stock certificate for such shares. No adjustment shall be made for dividends or other rights with respect to such shares for which the record date is prior to the date the certificate is issued except as otherwise provided in the Plan or a Participant’s Agreement or by the Committee.
     11.3 Non-Assignability; Certificate Legend; Removal.
          (a) Except as described below or as otherwise determined by the Committee in a Participant’s Agreement, no Award or Stock Retainer shall be transferable by a Participant except by will or the laws of descent and distribution, and an Option or Stock Appreciation Right shall be exercised only by a Participant during the lifetime of the Participant. Notwithstanding the foregoing, a Participant may assign or transfer an Award or Stock Retainer with the consent of the Committee (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and any Agreement relating to the transferred Award or Stock Retainer and shall execute an agreement satisfactory to the Corporation evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan.
          (b) Each certificate representing shares of Common Stock subject to an Award or Stock Retainer shall bear the following legend:
The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the Champion Enterprises, Inc. 2005 Equity Compensation and Incentive Plan (“Plan”), rules and administrative guidelines adopted pursuant to such Plan [and an

Agreement dated         ,    ]. A copy of the Plan, such rules [and such Agreement] may be obtained from the Secretary of Champion Enterprises, Inc.
          (c) Subject to applicable Federal and State securities laws, issued shares of Common Stock subject to an Award or Stock Retainer shall become freely transferable by the Participant after all applicable restrictions, limitations, performance requirements or other conditions have terminated, expired, lapsed or been satisfied. Once such issued shares of Common Stock are released from such restrictions, limitations, performance requirements or other conditions, the Participant shall be entitled to have the legend required by this Section 11.3 removed from the applicable Common Stock certificate.
     11.4 Securities Laws.
          (a) Anything to the contrary herein notwithstanding, the Corporation’s obligation to sell and deliver Common Stock pursuant to the exercise of an Option or Stock Appreciation Right or deliver Common Stock pursuant to a Restricted Stock Award, Restricted Stock Unit, Performance Award, Annual Incentive Award or Stock Retainer is subject to such compliance with Federal and State laws, rules and regulations applying to the authorization, issuance or sale of securities as the Corporation deems necessary or advisable. The Corporation shall not be required to sell and deliver or issue Common Stock unless and until it receives satisfactory assurance that the issuance or transfer of such shares shall not violate any of the provisions of the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations of the Securities Exchange Commission promulgated thereunder or those of the Stock Exchange or any stock exchange on which the Common Stock may be listed, the provisions of any State laws governing the sale of securities, or that there has been compliance with the provisions of such acts, rules, regulations and laws.
          (b) The Committee may impose such restrictions on any shares of Common Stock acquired pursuant to the exercise of an Option or Stock Appreciation Right or the grant of Restricted Stock or Restricted Stock Units or the payment of a Performance Award, Annual Incentive Award or Stock Retainer under the Plan as it may deem advisable, including, without limitation, restrictions (i) under applicable Federal securities laws; (ii) under the requirements of the Stock Exchange or any other securities exchange or recognized trading market or quotation system upon which such shares of Common Stock are then listed or traded; and (iii) under any blue sky or State securities laws applicable to such shares.
     11.5 Withholding Taxes.
          (a) The Corporation shall have the right to withhold from a Participant’s compensation or require a Participant to remit sufficient funds to satisfy applicable withholding for income and employment taxes upon the exercise of an Option or Stock Appreciation Right or the lapse of the Restriction Period on a Restricted Stock Award, Restricted Stock Unit, Stock Retainer, or the payment of a Performance Award or

Annual Incentive Award. A Participant may in order to fulfill the withholding obligation tender previously-acquired shares of Common Stock, or have shares of stock withheld from the exercise, provided that the shares have an aggregate Fair Market Value sufficient to satisfy in whole or in part the applicable withholding taxes. The broker assisted exercise procedure of Section 2.4 may be utilized to satisfy the withholding requirements related to the exercise of an Option. At no point shall the Corporation withhold from the exercise of an Option more shares than are necessary to meet the established tax withholding requirements of federal, state and local obligations.
          (b) Notwithstanding the foregoing, a Participant may not use shares of Common Stock to satisfy the withholding requirements to the extent that (i) there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the Participant to a substantial risk of liability under Section 16 of the Exchange Act; (ii) such withholding would constitute a violation of the provisions of any law or regulation (including the Sarbanes-Oxley Act of 2002); or (iii) there is a substantial likelihood that the use of such form of payment would result in adverse accounting treatment to the Corporation under generally accepted accounting principles.
     11.6 Termination and Amendment.
          (a) The Board may terminate the Plan, or the granting of Awards or Stock Retainers under the Plan, at any time. No new Incentive Stock Options shall be made under the Plan after December 6, 2014. No other new Awards or Stock Retainers shall be made under the Plan after May 2, 2015.
          (b) The Board may amend or modify the Plan at any time and from time to time, but no amendment or modification, without the approval of the shareholders of the Corporation, shall (i) materially increase the benefits accruing to Participants under the Plan; (ii) increase the amount of Common Stock for which Awards may be made under the Plan, except as permitted under Sections 1.6 and Article 10; (iii) change the provisions relating to the eligibility of individuals to whom Awards or Stock Retainers may be made under the Plan; or (iv) permit the repricing of Options or Stock Appreciation Rights. In addition, if the Corporation’s Common Stock is listed on the Stock Exchange or another stock exchange, the Board may not amend the Plan in a manner requiring approval of the shareholders of the Corporation under the rules of the Stock Exchange or such other stock exchange, without obtaining the approval of the shareholders.
          (c) No amendment, modification, or termination of the Plan shall in any manner affect any then outstanding Award or Stock Retainer under the Plan without the consent of the Participant holding such Award or Stock Retainer, except as set forth in any Agreement relating to an Award or Stock Retainer, or to bring the Plan or an Award or Stock Retainer into compliance with Code Section 409A.
     11.7 Effect on Employment or Services. Neither the adoption of the Plan nor the granting of any Award or Stock Retainer pursuant to the Plan shall be deemed to create any right in any individual to be retained or continued in the employment or services of the Corporation or a Subsidiary.
     11.8 Use of Proceeds. The proceeds received from the sale of Common Stock pursuant to the Plan shall be used for general corporate purposes of the Corporation.
     11.9 Repurchase Rights. Shares of Common Stock issued under the Plan may be subject to one (1) or more repurchase options, or other conditions and restrictions, as determined by the Committee in its discretion at the time an Award or Stock Retainer is granted. The Corporation shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one (1) or more persons as may be selected by the Corporation. Upon request by the Corporation, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Common Stock hereunder and shall promptly present to the Corporation any and all certificates representing shares of Common Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.
     11.10 Severability. If any one or more of the provisions (or any part thereof) of this Plan or of any Agreement issued hereunder, shall be held to be invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan or of any Agreement shall not in any way be affected or impaired thereby. The Corporation may, without the consent of any Participant, and in a manner determined necessary solely in the discretion of the Corporation, amend the Plan and any outstanding Agreement as the Corporation deems necessary to ensure the Plan and all Awards and Stock Retainers remain valid, legal or enforceable in all respects.
     11.11 Beneficiary Designation. Subject to local laws and procedures, each Participant may file a written beneficiary designation with the Corporation stating who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before receipt of any or all of a Plan benefit. Each designation shall revoke all prior designations by the same Participant, be in a form prescribed by the Corporation, and become effective only when filed by the Participant in writing with the Corporation during the Participant’s lifetime. If a Participant dies without an effective beneficiary designation for a beneficiary who is living at the time of the Participant’s death, the Corporation shall pay any remaining unpaid benefits to the Participant’s legal representative.
     11.12 Unfunded Obligation. A Participant shall have the status of a general unsecured creditor of the Corporation. Any amounts payable to a Participant pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. The Corporation shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Corporation shall retain at all times beneficial ownership of any investments, including trust investments, which the Corporation may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or the Corporation and a Participant, or otherwise create any Vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Corporation. A Participant shall have no claim against the Corporation for any changes in the value of any assets which may be invested or reinvested by the Corporation with respect to the Plan.
     11.13 Approval of Plan. The Plan shall be subject to the approval of the holders of at least a majority of the votes cast at a duly held meeting of shareholders of the Corporation held within twelve (12) months after adoption of the Plan by the Board. No Award granted under the Plan may be exercised or paid in whole or in part unless the Plan has been approved by the shareholders as provided herein. If not approved by shareholders within twelve (12) months after approval by the Board, the Plan and any Awards granted under the Plan shall be null and void, with no further force or effect.
     IN WITNESS WHEREOF, this 2005 Equity Compensation and Incentive Plan as amended and restated has been executed on behalf of the Corporation on this the 17th day of December, 2008, to be effective December 31, 2008.

CHAMPION ENTERPRISES, INC.

By:	/s/ William C. Griffiths
William C. Griffiths
Chairman of the Board of Directors,
President and Chief Executive Officer

BOARD APPROVAL:	12/7/04; 9/26/08

SHAREHOLDER APPROVAL:	5/3/05